EXHIBIT 99

Kodak Completes Acquisition of PracticeWorks, Inc.

ROCHESTER, N.Y., Oct. 7 — Eastman Kodak Company today announced the completion of its acquisition of PracticeWorks, Inc., Atlanta, Ga., a leading provider of dental practice management software (DPMS). In the purchase, Kodak also acquired PracticeWorks’ subsidiary, Trophy Radiologie, S.A., a leading provider of dental digital radiographic imaging systems in Paris, France.

               Kodak paid $468 million for PracticeWorks and assumed net debt of approximately $18 million. Accordingly, Kodak acquired all outstanding PracticeWorks shares and became the 100% owner of Trophy Radiologie.

               As a result of the transaction, holders of PracticeWorks common stock will receive $21.50 for each share of common stock. Holders of PracticeWorks Series B preferred stock will receive $7.33 for each share of Series B preferred stock.

               Both PracticeWorks and Trophy Radiologie join Kodak as separate subsidiaries to maintain continual focus on the success of their individual businesses. The two companies and their product portfolios are now part of the Dental Systems Strategic Product Group in Kodak’s Health Imaging Group.

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About Kodak’s Health Imaging Group

               Kodak’s Health Imaging Group is a world leader in developing, manufacturing and marketing intelligent imaging products from analog to digital. Its portfolio includes computed radiography (CR) and digital radiography (DR) systems, laser imagers, picture archiving and communications systems (PACS), radiology information systems (RIS), traditional mammography and x-ray film systems, dental imaging products and various services offerings. The group, with 2002 revenues of $2.27 billion, has served the global healthcare community for more than 100 years.

               The Health Imaging Group and Kodak’s other major businesses—Commercial Printing; Commercial Imaging; Display & Components; and Digital & Film Imaging Systems—together are leading participants in infoimaging, a $385 billion industry created by the convergence of image-and-information technology. Infoimaging unites three closely related imaging markets that enable end users to more easily capture, process and share images and information: devices (such as Health Imaging’s CR and DR systems), infrastructure (online networks and delivery systems for images, including PACS) and services & media (software, film and paper).  For more information about Kodak's Health Imaging Group, contact your Kodak representative or visit Kodak's web site at www.kodak.com/go/health.

(Note: Kodak is a trademark of Eastman Kodak Company.)
2003